EXHIBIT 23.2

CONSENT OF BAGELL, JOSEPHS, LEVINE & COMPANY LLC

Bagell, Josephs, Levine & Company, LLC
200 Haddonfield Berlin Road, Gibbsboro, NJ 08026
Tel: 856.346.2628 Fax: 856.346.2882

The Board of Directors
Paperclip, Inc.

We consent to the incorporation by reference in the registration statement on Form 10-SB of Paperclip, Inc. of our report dated August 8, 2007 with respect to the balance sheet of Paperclip, Inc. as of December 31, 2006, and the related statements of operations and deficit and cash flows for the year then ended.

In addition, we consent to the incorporation by reference in the registration statement on Form 10-SB of Paperclip, Inc. of our report dated September 11, 2007 with respect to the balance sheet of Paperclip, Inc. as of June 30, 2007, and the related statements of operations and deficit and cash flows for the six months then ended.

/S/Bagell, Josephs, Levine & Company

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC
Gibbsboro, New Jersey

November 5, 2007